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Exhibit 4.3

INSTRUCTIONS FOR EXERCISE OF
TBS INTERNATIONAL PLC
SUBSCRIPTION RIGHTS

CONSULT THE RIGHTS AGENT OR
YOUR BROKER, BANK OR OTHER NOMINEE AS TO ANY QUESTIONS

        The following instructions relate to a rights offering (the "Rights Offering") by TBS International plc ("we", "us", "our" or the "Company") to the holders of its Class A and Class B ordinary shares (the "ordinary shares"), as described further in the accompanying prospectus dated [    •    ], 2011 (the "Prospectus"). For each ordinary share held as of 5:00 p.m., New York City time, on May [    •    ], 2011, shareholders are receiving, at no charge, one non-transferable subscription right (a "Subscription Right") to subscribe for and purchase our Series A Preference Shares. Each 100 Subscription Rights entitles the holder to purchase one Series A Preference Share at a subscription price of $100 per Series A Preference Share (the "Subscription Price").

        The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [    •    ], 2011, unless we extend the period of the Rights Offering beyond such date (as such date may be extended, the "Expiration Time") or cancel the Rights Offering earlier. If you do not exercise your Subscription Rights before the Expiration Time, then they will expire and you will have no further rights under them.

        To validly exercise subscription rights distributed to you, you must comply with the procedures set forth in these instructions, the Rights Certificate and the Prospectus prior to the Expiration Time, including causing the Rights Agent to receive your complete and signed Subscription Rights Certificate and receive full payment of the total subscription amount.

        Your Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else. You also should be aware that there is no over-subscription right or guaranteed delivery procedure associated with the Rights Offering. Fractional Series A Preference Shares will not be issued in this Rights Offering and, therefore, you will need to hold at least 100 subscription rights in order to be eligible for a new Series A Preference Share.

        THE COMPLETE AND EXECUTED SUBSCRIPTION RIGHTS CERTIFICATE, WITH FULL PAYMENT OF THE TOTAL SUBSCRIPTION AMOUNT FOR ALL SERIES A PREFERENCE SHARES SUBSCRIBED FOR IN THE RIGHTS OFFERING, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION TIME. SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION TIME WILL EXPIRE.

I.      Method of Subscription

  A.    Summary Exercise Information

        To exercise your Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate, together with payment in full of the required subscription amount for all of the shares you intend to purchase to the Rights Agent no later than the Expiration Time. Your full payment will be held in a segregated account to be maintained by the Rights Agent.

        If you hold our ordinary shares through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise your rights. See Section III below for additional information.

  B.    Payment of Subscription Price

        Payment of the subscription price must be made in U.S. dollars and must be delivered in one of the following ways:

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  Wire transfer of immediately available funds to the subscription account maintained by the rights agent at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354624 American Stock Transfer FBO TBS International plc, with reference to the rights holder's name;

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  uncertified, certified or cashier's check or bank draft drawn upon a U.S. bank and payable to "American Stock Transfer & Trust Company, LLC (as rights agent for TBS International plc)"; or

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  U.S. postal money order payable to "American Stock Transfer & Trust Company, LLC (as rights agent for TBS International plc)".

        Payments will be deemed to have been received upon receipt of collected funds in the subscription account designated above, clearance of any uncertified check drawn on a U.S. bank or receipt by the Rights Agent of any certified check or bank draft drawn upon a U.S. bank or of any U.S. postal money order. If you pay by uncertified personal check, please note that your payment may take five (5) or more business days to clear. Accordingly, if you wish to pay your subscription amount by means of uncertified personal check, we urge you to deliver your payment to the Rights Agent sufficiently in advance of the Expiration Time to ensure that your payment is received and clears by the Expiration Time, and we also urge you to consider making your payment by means of a certified or cashier's check.

  C.    Delivery of Executed Subscription Rights Certificate and Subscription Price

        The Subscription Rights Certificate and full payment of the total subscription amount must be delivered to the Rights Agent by one of the methods described below. Delivery to any address or by a method other than those set forth above does not constitute valid delivery. The method of delivery will be at the election and risk of the holders of the Subscription Rights. If sent by mail, we recommend that you send your Subscription Rights Certificate and subscription payment by insured overnight courier that provides delivery tracking or by registered mail, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Rights Agent and clearance of payment prior to the Expiration Time. We urge you to consider using a certified or cashier's check to ensure that the Rights Agent receives your funds prior to the Expiration Time. If you send an uncertified personal check, payment will not be deemed to have been received by the Rights Agent until the check has cleared, which may take five or more business days, but if you send a certified check or a bank draft drawn upon a U.S. bank, payment will be deemed to have been received by the Rights Agent immediately upon receipt of your payment.

By hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272

  D.    Additional Information

        If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact our information agent, Phoenix Advisory Partners, LLC, by calling, if you are located within the U.S., Canada or Puerto Rico, 877-478-5038 (toll free) or, if you are located outside the U.S., 212-493-3910 (collect).

  E.    Revocation of Exercise

        Your exercise of rights may be validly withdrawn at any time prior to the deadline for revocation, but not thereafter, subject to applicable law. The deadline for revocation is 5:00 p.m., New York City time, on the business day prior to the Expiration Time.

  F.    Determinations Regarding the Exercise of Subscription Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise or revocation of your subscription rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise or revocation of exercise of any of your subscription rights because of any defect or irregularity. We will not accept an exercise of subscription rights or revocation of exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

        Neither we, the rights agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your exercise of subscription rights or revocation of exercise, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights or revocation of exercise if such exercise or revocation is not in accordance with the terms of this rights offering or not in proper form. We will also not accept the exercise of your subscription rights if our issuance of our preference or ordinary shares to you could be deemed unlawful under applicable law.

  G.    Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then we may treat you as having exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the rights agent. If we do not apply your full subscription price payment to your purchase of Series A Preference Shares, we or the rights agent will return the excess amount to you by mail, without interest, as soon as practicable after the Expiration Time.

II.    Execution

        Execution by Registered Holder.    The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Rights Agent in its sole and absolute discretion, must present to the Rights Agent satisfactory evidence of their authority to so act.

        Execution by Person Other than Registered Holder.    If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Statement, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same, unless, for good cause, the Rights Agent dispenses with proof of authority.

        Signature Guarantee.    Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange, or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the rights agent, unless:

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  your Subscription Rights Certificate provides that Series A Preference Shares are to be delivered to you as record holder of those Subscription Rights; or

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  you are an eligible institution.

III.   Special Provisions Relating to the Delivery of Subscription Rights through DTC

        If you are a beneficial owner of ordinary shares or will receive your Subscription Rights through a broker, bank or other nominee, we will ask your broker, bank or other nominee to notify you of this Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your broker, bank or other nominee act for you. To indicate your decision to exercise, or not to exercise, your Subscription Rights, you should complete and return to your broker, bank or other nominee the form entitled "Beneficial Owner Election Form" or any alternative form that your nominee provides to you, such that it will be received by the beneficial holder exercise deadline, which is 5:00 p.m., New York City time, on the last business day prior to the Expiration Time, which will be [    •    ], 2011, unless the Expiration Time is extended. You should receive this form from your broker, bank or other nominee with the other Rights Offering materials. You should contact your broker, bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this Rights Offering. We are not responsible if you do not receive the form from your broker, bank or nominee or if you receive it without sufficient time to respond.

        If your Subscription Rights are held of record through DTC, you may exercise your Subscription Rights by instructing DTC to transfer your Subscription Rights from your account to the account of the Rights Agent, together with a certification as to the aggregate number of Subscription Rights you are exercising and the number of Series A Preference Shares you are subscribing for along with payment of the applicable subscription price.

        Brokers, banks or other nominees who exercise Subscription Rights on behalf of beneficial owners of Subscription Rights must complete the "Nominee Holder Certification" to certify to the Company and the Rights Agent, with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of Series A Preference Shares subscribed for in the Rights Offering.

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  Exhibit 4.3
INSTRUCTIONS FOR EXERCISE OF TBS INTERNATIONAL PLC SUBSCRIPTION RIGHTS
CONSULT THE RIGHTS AGENT OR YOUR BROKER, BANK OR OTHER NOMINEE AS TO ANY QUESTIONS